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EXHIBIT 22

The subsidiaries of American TeleSource International, Inc. are as follows:

        State or other Company                     Jurisdiction of Incorporation
        ----------------------                     -----------------------------
American TeleSource International, Inc.                        Canada
American TeleSource International, Inc.                        Texas
American TeleSource International de Mexico, S.A. de C.V.      Mexico
GlobalSCAPE, Inc.                                              Delaware
Sistema de Telefonia Computarizada, S.A. de C.V. ("Computel")  Mexico
TeleSpan, Inc. ("TeleSpan")                                    Texas